                                                                    EXHIBIT 5.1

                                 ARTER & HADDEN LLP
                            1717 MAIN STREET, SUITE 4100
                                DALLAS, TEXAS  75201
                                   (214) 761-2100



                                 September 8, 1999



ARDIS Telecom & Technologies, Inc.
8100 Jetstar Drive, Suite 100
Irving, Texas  75063

       RE:    OFFERING OF SHARES OF COMMON STOCK OF ARDIS TELECOM &
TECHNOLOGIES, INC.

Ladies and Gentlemen:

       On September 8, 1999 ARDIS Telecom & Technologies, Inc., a Delaware corporation and successor by merger to Canmax Inc. (the "Company"), expects to file with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering (the "Offering") of up to 1,975,000 shares (the "Registrable Shares") of the common stock, $.001 par value per share (the "Common Stock") issuable (a) pursuant to the Company's Amended Stock Option Plan (the "Plan"), (with respect to 1,100,000 shares) (b) the Company's Amended Stock Purchase Warrant issued to Roger D. Bryant dated July 1, 1997 and amended July 20, 1998 with regard to 250,000 shares, (c) the Company's Amended Common Stock Purchase Warrant issued to Debra
L. Burgess dated July 1, 1997 and amended July 20, 1998 with respect to 125,000 shares, (d) the Company's Common Stock Purchase Warrant issued to Roger D. Bryant dated July 1, 1998 with respect to 100,000 shares, (e) the Company's Common Stock Purchase Warrant issued to Debra L. Burgess dated July 1, 1998 with respect to 200,000 shares, (f) the Company's Common Stock Purchase Warrant issued to Ivor J. Flannery dated July 20, 1998 with respect to 100,000 shares, and (g) the Company's Common Stock Purchase Warrant issued to Scott R. Matthews dated July 20, 1998 with respect to 100,000 shares (collectively, the Common Stock Purchase Warrants referred to in (b) through (g) above are referred to as the "Compensation Contracts"). The firm has acted as your counsel in connection with the preparation and filing of the Registration Statement, and you have requested our opinion with respect to certain legal aspects of the Offering.

       In rendering our opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Certificate of Incorporation of the Company, as amended through the date hereof, (ii) the Bylaws of the Company, as amended through the date hereof, (iii) copies of various resolutions of the Board of Directors of the Company (iv) copies the Plan and Compensation Contracts and (v) such other documents and instruments as we have deemed necessary.

       In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or reproduction copies. As to various questions of fact material to this opinion, we have relied upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

       Based on the foregoing examination and subject to the comments and assumptions set forth below, we are of the opinion that issuance and sale of the Registrable Shares have been duly authorized and, when signed, delivered and paid for in accordance with the provisions of the Plan or the Compensation Contracts, as applicable, will be validly issued, fully paid and non-assessable.

       This opinion is limited in all respect to the General Corporation Law of the State of Delaware as in effect on the date hereof. For purposes of this opinion, we have assumed that the Compensation Contracts and all options issued under the Plan were duly authorized under Wyoming law and that upon issuance, delivery and payment, all shares issuable thereunder would have been validly issued, fully paid and nonassessable under Wyoming law.

       We bring to your attention the fact that this legal opinion is an expression of professional judgment and not a guarantee of result. This opinion is given as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or judicial decisions that may hereafter occur.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                 Very truly yours,


                                                 /s/  ARTER & HADDEN LLP
                                                 ------------------------------
                                                 ARTER & HADDEN LLP